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                                                                    EXHIBIT 99.1

                   NEOFORMA.COM TO ACQUIRE B2B LEADER EQUIPMD
   B2B PROCUREMENT COMPANY SERVING15,000 PHYSICIANS TO JOIN WITH NEOFORMA.COM


SANTA CLARA, CALIF. -- MARCH 27, 2000 - Neoforma.com, Inc. (NASDAQ: NEOF) announced today a definitive agreement to acquire EquipMD, Inc., a privately held business-to-business (B2B) procurement company serving the broad spectrum purchasing needs of 15,000 physicians in approximately 4,000 practices. The acquisition will allow EquipMD to utilize the technology of Neoforma.com to enhance these physicians' purchasing activities, including medical and surgical supplies. EquipMD currently offers products from more than 55 major suppliers such as Johnson & Johnson, Becton Dickinson, Kimberly Clark, 3M Corporation, Abbott, Bayer, Baxter and Fisher Scientific.

Under the terms of the agreement, Neoforma.com will acquire all of the outstanding capital stock and options of EquipMD for approximately 5.4 million shares of Neoforma.com common stock. Consummation of the acquisition, which will be accounted for as a purchase transaction, is expected in the second quarter of this year, subject to customary closing conditions. EquipMD's chief executive officer Allen M. Capsuto will report directly to Bob Zollars, Neoforma.com's chairman, president, and chief executive officer, after the acquisition.

According to Zollars, "EquipMD represents the first of several steps we are taking to aggregate buyers through strategic transactions in each of several key healthcare segments. We are thrilled to have Allen and all the people at EquipMD join the Neoforma.com team. Together, we will bring innovative B2B e-commerce services to a large and growing customer segment."

Allen M. Capsuto, chief executive officer of EquipMD, noted, "Neoforma.com's Web-enabling approach to e-commerce is complementary to our proprietary Internet-based solution. In fact, it allows us to enhance the way physicians purchase supplies. Purchasing by physicians in the U.S. today represents approximately $40 billion annually. Physicians' profit margins are under


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pressure, and as a result, it is essential that new efficiencies be identified that can translate into cost savings and new revenue opportunities. By joining with Neoforma.com, we have the ability to attract even greater numbers of physicians, provide a broader array of medical products that can be purchased online, and most importantly, give physicians best-of-class technologies that have been tailored to their specific purchasing needs."



ABOUT EQUIPMD, INC.

EquipMD is a business-to-business e-commerce procurement company providing services designed specifically to meet the efficiency and cost reduction needs of today's physician practice marketplace. EquipMD provides physicians a single place to order medical and surgical supplies, office supplies, high-end equipment and other products and services representing approximately 85 percent of the purchasing needs of the physician office market. The hallmarks of EquipMD's service are consolidated billing and execution of the procurement process, involving various products and services from multiple vendors through a single purchase order and a single payment covering all purchases. More than 15,000 physicians in 47 states, Puerto Rico and Washington, DC are currently served by EquipMD. Atlanta-based EquipMD was formed in 1999 by management and Resurgens Capital Partners, LLC. EquipMD can be visited online at www.equipmd.com.

ABOUT NEOFORMA.COM, INC.

Neoforma.com is a leading provider of business-to-business e-commerce services in the large and highly fragmented market for medical equipment and supplies. Neoforma.com offers three primary services that together address the entire healthcare purchasing lifecycle, from planning through procurement to liquidation. The Neoforma Shop service provides a unified marketplace where purchasers can easily locate and buy new medical products, and suppliers can access new customers and markets. The Neoforma Auction service creates an efficient marketplace for idle



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assets by enabling users to list, sell and buy used, refurbished and surplus medical products. The Neoforma Plan service provides interactive content to healthcare facility planners to reduce the complexities of planning and outfitting facilities. For more information, visit the company's Web site at www.neoforma.com.

This news release contains forward-looking information within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. These forward-looking statements include statements related to the benefits of the acquisition and the business and prospects of Neoforma.com and EquipMD. These forward-looking statements involve a number of risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks and other risks, are described in Neoforma.com's periodic reports filed with the SEC including its recent Registration Statement on Form S-1. Neoforma.com assumes no obligation to update the forward-looking information contained in this news release.


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CONTACTS:
Kali Coffman (media), kali.coffman@neoforma.com, (408) 549-6446

Shari Annes (investors), shari.annes@neoforma.com, (408) 549-1680

Neoforma.com, Inc., and www.neoforma.com are trademarks of Neoforma.com, Inc. Other Neoforma.com logos, product names, and service names are also trademarks of Neoforma.com, Inc., which may be registered in other countries. Other product and brand names are trademarks of their respective owners.